Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS,
INCLUDING RECORD SALES VOLUMES AND CASH FLOW

HOUSTON (February 7, 2013) -- Noble Energy, Inc. (NYSE: NBL) reported today fourth quarter 2012 net income of $251 million, or $1.39 per share diluted, and net income from continuing operations(1) of $277 million, or $1.54 per share diluted. Excluding the impact of an unrealized commodity derivatives gain and an asset impairment charge, fourth quarter 2012 adjusted net income from continuing operations(2) was $296 million, or $1.65 per share diluted. During the fourth quarter 2011, the Company had a net loss from continuing operations of $314 million, or $1.77 per share diluted, and adjusted net income from continuing operations(2) of $277 million, or $1.55 per share diluted.

Discretionary cash flow from continuing operations(2) for the fourth quarter 2012 was a record $824 million compared to $710 million for the same quarter in 2011. Net cash provided by operating activities was $762 million and capital expenditures(3) for the quarter were $1.1 billion.

Key highlights for the fourth quarter of 2012 include:

•	Record quarterly cash flow of $824 million and record annual cash flow of $2.9 billion for 2012

•	Record sales volume from continuing operations of 255 thousand barrels of oil equivalent per day (MBoe/d) and 239 MBoe/d for the year

•	DJ Basin volumes increased to 86 MBoe/d with horizontal production contributing 39 MBoe/d, 45 percent of the total volumes

•	Production in the Marcellus Shale averaged 121 million cubic feet equivalent per day (MMcfe/d) net, a 19 percent increase over third quarter 2012

•	Discovery at Big Bend in the Gulf of Mexico

•	New reservoir discovery at Carla offshore Equatorial Guinea

•	Tamar platform installed and commissioning process initiated

•	Announced a strategic partner in the Leviathan leases offshore Israel

Noble Energy reported full year 2012 net income of $1.0 billion, or $5.71 per share diluted, compared to net income of $453 million, or $2.54 per share diluted, in 2011. Adjusted net income from continuing operations(1) for 2012 was $889 million, or $4.95 per share diluted, compared to $904 million, or $5.06 per share diluted, in 2011. Discretionary cash flow from continuing operations(1) was $2.9 billion for the year, up 21 percent from 2011, and net cash provided by operating activities for the year was $2.9 billion, up 32 percent from 2011. Total year capital expenditures(2) were $3.6 billion.

Charles D. Davidson, Noble Energy's Chairman and CEO, commented, “Delivering record quarterly cash flow of more than $800 million in the fourth quarter was an excellent culmination to an exciting year of growth for Noble Energy and has set the stage for an even better year in 2013. Record sales, with liquids accounting for 47 percent of the volumes, were a strong contributor to the quarterly results. In particular, crude and condensate sales grew more than 17 percent from the previous quarter. In 2013, we anticipate another exciting year of growth as we deliver 20 percent production growth over 2012 after adjusting for our 2012 property sales. We plan to bring Tamar and Alen to first production while continuing to grow our U.S. production from the DJ Basin and Marcellus. To support future growth, we intend to sanction this year another wave of major projects that will likely include a Phase 2 of Tamar in Israel, a Phase 1 of Leviathan also in Israel, Carla offshore West Africa, and Gunflint and Big Bend in the Gulf of Mexico. While we move these projects into development, we will also be testing significant exploration prospects including the Paraiso well offshore Nicaragua, Leviathan deep offshore Israel, and multiple prospects in the Gulf of Mexico.”

Fourth quarter 2012 sales volumes from continuing operations averaged 255 MBoe/d, up 18 percent from the fourth quarter 2011, after adjusting for assets divested in 2012. Production volumes were 254 MBoe/d with the difference attributable to the timing of crude oil liftings in Equatorial Guinea. The sales volume split for the quarter was 47 percent liquids, 24 percent international natural gas, and 29 percent U.S. natural gas.

U.S. volumes totaled 149 MBoe/d for the fourth quarter 2012, up 31 percent from the same quarter last year excluding volumes from divested assets. The increase was attributed to growth from the horizontal plays in the DJ Basin and Marcellus, and from the Gulf of Mexico largely due to the addition of Galapagos. Natural production declines were experienced in the remaining non-core U.S. assets.

Sales volumes from international assets were 106 MBoe/d for the final quarter of 2012, an increase of 9 percent from the fourth quarter of 2011, excluding volumes from discontinued operations in the UK. The increase was due to production from the Aseng oil project offshore Equatorial Guinea offset slightly by lower natural gas sales in Israel.

Crude oil prices averaged $97.98 per barrel, down 2 percent versus the fourth quarter 2011. Natural gas realizations in the U.S. averaged $3.09 per thousand cubic feet (Mcf), down 10 percent from the fourth quarter of 2011, and averaged $5.29 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged $36.86 per barrel for the quarter, representing 40 percent of the Company's average U.S. crude oil realization.

Total production costs per barrel of oil equivalent (Boe), including lease operating expense (LOE), production and ad valorem taxes, and transportation were $7.97 per Boe, up 1 percent from the last quarter of 2011. LOE and depreciation, depletion, and amortization (DD&A) per Boe were $5.20 and $16.33, respectively. LOE rates were impacted primarily by an increase in facilities costs in the Gulf of Mexico. The increase in DD&A rates were due to increased liquids production from the DJ Basin and Gulf of Mexico, as well as the addition of natural gas production from the Noa and Pinnacles fields offshore Israel. Exploration expense for the fourth quarter 2012 was $86 million, which included costs associated with seismic acquisition in Nevada and offshore Falkland Islands. General and administrative expenses were up primarily due to increased staffing for major development and exploration activities. The Company recorded a $31 million asset impairment related to Mari-B offshore Israel. The adjusted effective tax rate for the fourth quarter 2012 was 19 percent with 45 percent deferred.

OPERATIONS UPDATE

In the DJ Basin, production averaged 86 MBoe/d for the fourth quarter, a 15 percent increase over last quarter. The horizontal program accounted for 39 MBoe/d of production, 45 percent of the total. Crude oil and other liquid sales rose to 51 thousand barrels of oil per day (MBbl/d) or 59 percent. In the quarter, 53 wells were drilled and 63 were completed - contributing to full year totals of 200 wells drilled and 193 completed. Six of the wells drilled in the quarter were extended-reach lateral wells. Average production from three initial extended-reach lateral wells is showing minimal decline and appears to be exceeding the 750 thousand Boe type curve. All 15 wells in the 40-acre spacing pilot program were completed and are in early stages of flowback operations. The Company operated eight rigs in the DJ Basin with two in Northern Colorado and six in the Greater Wattenberg Area. To support the development programs in Northern Colorado, the Company sanctioned the development of the Keota Gas Plant with a processing capacity of 30 million cubic feet per day (MMcf/d). Noble Energy will operate the plant, which is scheduled to start up in the second quarter of 2014.

In the Marcellus Shale, net production averaged 121 MMcfe/d for the fourth quarter, up 19 percent from last quarter. The Company operated three horizontal rigs in the wet gas area where 20 wells from three pads are online. Production from the wet gas area was 14 MMcfe/d net for the quarter. In the dry gas area, Consol operated two rigs and production averaged 107 MMcf/d net for the quarter. Noble Energy and Consol drilled a total of 25 wells and brought 13 online during the quarter contributing to full year totals of 89 and 71 wells, respectively.

In the Eastern Mediterranean, contribution from the Noa and Pinnacles fields resulted in production of 118 MMcf/d net, essentially unchanged from the previous quarter. The Tamar jacket and topside facilities were installed in December and commissioning operations have begun. Initial production is scheduled to commence in April and be combined with Mari-B platform production to meet the growing domestic demand. The appraisal of Leviathan continues with the Leviathan 4 well currently drilling.

PROVED RESERVES

Estimated reserves at year-end 2012 were approximately 1.2 billion barrels of oil equivalent (BBoe), up 3 percent after adjusting for non-core asset divestitures. Reserves in the U.S. accounted for 49 percent of the total, with International contributing the remaining 51 percent. Reserves are split 30 percent global liquids, 42 percent international natural gas, and 28 percent U.S. natural gas.

Noble Energy added total proved reserves of 121 million barrels of oil equivalent (MMBoe) in 2012, including revisions. These additions replaced 136 percent of 2012 production.

U.S. net additions of 105 MMBoe resulted in 207 percent replacement of U.S. production and were driven by the horizontal drilling programs in the DJ Basin and Marcellus Shale. These net additions included negative revisions of 94 MMBoe associated with the termination of the vertical program in Wattenberg and 26 MMBoe associated with dry gas fields due to lower natural gas prices.

The international portfolio added net 16 MMBoe of reserves, or 42 percent replacement of international production, with most of the additions due to strong reservoir performance at Aseng and further appraisal of Tamar. No proved reserves have been booked for major projects expected to be sanctioned in 2013, including Leviathan.

UPDATED GUIDANCE

The full year volume guidance range for 2013 remains unchanged at 270 to 282 MBoe/d. First quarter 2013 volumes are expected to average 238 to 242 MBoe/d. The volume forecast for the first quarter includes over 4 thousand barrels of oil per day underliftings in West Africa and the impact of maintenance at Swordfish in the Gulf of Mexico. Volumes will ramp up throughout the year with the initiation of production at Tamar in April and at Alen in the third quarter, as well as from the continued acceleration of activity in the DJ Basin and the Marcellus Shale wet gas area.

Expense guidance ranges for the year are also unchanged. Unit rates in the first quarter for LOE are expected to average $6.20 to $6.60 per Boe.

(1)
Noble Energy has divested the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release. See Schedule 7 for a financial summary of discontinued operations.

(2)A Non-GAAP measure, see attached Reconciliation Schedules
(3)Capital expenditures exclude the second installment payment associated with the Marcellus acquisition

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the 'Investors' page at www.nobleenergyinc.com. Conference call numbers for participation are 888-293-6979 or 719-325-2289 with the passcode 4391329. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Investor Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com

Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com

Media Inquiries:
Communications and Government Relations
(281) 876-8873 media@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy' s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy's offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

This news release also contains certain historical and forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy's overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please also see Noble Energy's website at http://www.nobleenergyinc.com under “Investors” for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures. The GAAP measures most comparable to the forward-looking non-GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Net Income from Continuing Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2012	Per Share, Diluted	2011	Per Share, Diluted	2012	Per Share, Diluted	2011	Per Share, Diluted
Net Income	$251	$1.39	$(296)	$(1.67)	$1,027	$5.71	$453	$2.54
Discontinued Operations, Net of Tax	26	0.15	(18)	(0.10)	(62)	(0.34)	(41)	(0.23)
Income from Continuing Operations	277	1.54	(314)	(1.77)	965	5.37	412	2.31
Unrealized (gains) losses on commodity derivative instruments	(36)	(0.20)	162	0.91	(109)	(0.61)	22	0.12
(Gain) loss on divestitures [1]	13	0.07	1	0.01	(154)	(0.85)	(25)	(0.14)
Asset impairments [2]	31	0.18	620	3.48	104	0.58	757	4.24
Drilling rig expense [3]	—	—	—	—	—	—	18	0.10
Other adjustments	—	—	(1)	(0.01)	—	—	4	0.02
Total adjustments before tax	8	0.05	782	4.39	(159)	(0.88)	776	4.34
Income Tax Effect of Adjustments [4]	11	0.06	(191)	(1.07)	83	0.46	(284)	(1.59)
Adjusted Net Income from Continuing Operations	$296	$1.65	$277	$1.55	$889	$4.95	$904	$5.06
Weighted average number of shares outstanding
Diluted	180		177		180		179

NOTE:
Adjusted net income from continuing operations should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted net income from continuing operations is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted net income from continuing operations is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations

[1]
During the third quarter of 2012, we completed the sale of certain non-core onshore U.S. properties as well as certain North Sea properties. During the second quarter of 2011, we completed the transfer of assets and exit from Ecuador.

[2]
Amount for 2012 represents impairments of our South Raton assets in the Deepwater Gulf of Mexico, due to declines in near-term crude oil prices, our Piceance development onshore U.S., because of recent declines in realized natural gas prices, and the fourth quarter impairment of our Mari-B, Pinnacles and Noa fields, offshore Israel due to end-of-field life declines in production. Amount for 2011 represents impairments of certain of our onshore U.S. developments, primarily in East Texas due to field performance combined with a significant decline in natural gas prices, specifically during fourth quarter 2011.

[3]
Amount for 2011 represents stand-by rig expense incurred prior to receiving permits to resume drilling activities, which were suspended under the Federal Deepwater Moratorium, in the deepwater Gulf of Mexico.

[4]
The net tax effects are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for adjusted earnings from continuing operations, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Crude oil and condensate	$866	$571	$3,205	$2,034
Natural gas	191	213	620	883
NGLs	55	67	212	262
Income from equity method investees	55	46	186	193
Other revenues	—	—	—	32
Total revenues	1,167	897	4,223	3,404
Operating Expenses
Lease operating expense	122	96	431	346
Production and ad valorem taxes	39	38	151	146
Transportation and gathering expense	26	19	91	66
Exploration expense	86	85	409	277
Depreciation, depletion and amortization	383	259	1,370	878
General and administrative	98	87	384	339
(Gain) loss on divestitures	13	1	(154)	(25)
Asset impairments	31	620	104	757
Other operating (income) expense, net	8	39	25	86
Total operating expenses	806	1,244	2,811	2,870
Operating Income	361	(347)	1,412	534
Other (Income) Expense
(Gain) Loss on commodity derivative instruments	(29)	136	(75)	(42)
Interest, net of amount capitalized	30	14	125	65
Other (income) expense, net	4	25	6	9
Total other (income) expense	5	175	56	32
Income (Loss) from Continuing Operations Before Taxes	356	(522)	1,356	502
Income Tax Provision (Benefit)	79	(208)	391	90
Income (Loss) from Continuing Operations	277	(314)	965	412
Discontinued Operations, Net of Tax [1]	(26)	18	62	41
Net Income (Loss)	$251	$(296)	$1,027	$453
Earnings Per Share
Basic
Income (Loss) from continuing operations	$1.56	$(1.77)	$5.43	$2.34
Discontinued operations, net of tax	(0.15)	0.10	0.34	0.23
Net Income (Loss)	$1.41	$(1.67)	$5.77	$2.57
Diluted
Income (Loss) from continuing operations	$1.54	$(1.77)	$5.37	$2.31
Discontinued operations, net of tax	(0.15)	0.10	0.34	0.23
Net Income (Loss)	$1.39	$(1.67)	$5.71	$2.54
Weighted average number of shares outstanding
Basic	178	177	178	176
Diluted	180	177	180	179

[1]	Represents our North Sea operations reclassified as held for sale at June 30, 2012. See Schedule 7: Discontinued Operations.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	58	39	49	38
Equatorial Guinea	34	19	33	14
China	4	4	4	4
Total consolidated operations	96	62	86	56
Equity method investee	2	2	2	2
Total sales volumes	98	64	88	58
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$91.08	$95.45	$94.69	$95.19
Equatorial Guinea	108.62	105.90	110.14	107.57
China	106.06	109.37	114.54	106.19
Consolidated average realized prices	$97.98	$99.62	$101.52	$99.17
Natural Gas Sales Volumes (MMcf/d)
United States	447	432	438	388
Equatorial Guinea	245	250	235	245
Israel	118	150	101	173
Total consolidated operations	810	832	774	806
Natural Gas Realized Prices ($/Mcf)
United States	$3.09	$3.42	$2.61	$3.90
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.29	5.10	4.85	4.86
Consolidated average realized prices	$2.56	$2.78	$2.19	$3.00
Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	17	16	16	15
Equity method investee	5	6	5	5
Total sales volumes	22	22	21	20
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$36.86	$46.11	$35.36	$48.35
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	149	127	139	117
Equatorial Guinea	75	61	72	56
Israel	20	25	17	29
China	4	4	4	4
Total consolidated operations	248	217	232	206
Equity method investee	7	7	7	7
Total barrels of oil equivalent from continuing operations	255	224	239	213
Total barrels of oil equivalent from discontinued operations [1]	2	9	5	9
Total barrels of oil equivalent	257	233	244	222

[1]	Represents our North Sea operations reclassified as held for sale at June 30, 2012. See Schedule 7: Discontinued Operations.

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1,387	$1,455
Accounts receivable, net	964	783
Other current assets	420	180
Total current assets	2,771	2,418
Net property, plant and equipment	13,551	12,782
Goodwill	635	696
Other noncurrent assets	597	548
Total Assets	$17,554	$16,444
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,508	$1,343
Other current liabilities	1,024	925
Total current liabilities	2,532	2,268
Long-term debt	3,736	4,100
Deferred income taxes	2,218	2,059
Other noncurrent liabilities	810	752
Total Liabilities	9,296	9,179
Total Shareholders’ Equity	8,258	7,265
Total Liabilities and Shareholders’ Equity	$17,554	$16,444

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow from Continuing Operations and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted Net Income from Continuing Operations [1]	$296	$277	$889	$904
Adjustments to reconcile adjusted net income from continuing operations to discretionary cash flow from continuing operations:
Depreciation, depletion and amortization	383	259	1,370	878
Exploration expense	86	86	409	277
(Income)/Dividends from equity method investments, net	3	7	7	30
Deferred compensation (income) expense	8	23	6	8
Deferred income taxes	32	34	149	207
Stock-based compensation expense	16	15	65	58
Other	—	9	(1)	10
Discretionary Cash Flow from Continuing Operations	$824	$710	$2,894	$2,372
Reconciliation to Operating Cash Flows
Net changes in working capital	(7)	(259)	134	(156)
Cash exploration costs	(66)	(35)	(193)	(173)
Current tax expense of earnings adjustments	18	5	—	—
Drilling rig expense [2]	—	—	—	(18)
Impact of Discontinued Operations	(9)	(36)	82	126
Other adjustments	2	—	16	19
Net Cash Provided by Operating Activities	$762	$385	$2,933	$2,170

Capital expenditures (accrual based)	$1,083	$1,041	$3,626	$3,026
Marcellus Shale Asset Acquisition [3]	—	75	—	1,308
Increase in FPSO lease obligation	—	10	—	66
Total Capital Expenditures (Accrual Based)	$1,083	$1,126	$3,626	$4,400

NOTE:
The table above reconciles discretionary cash flow from continuing operations to net cash provided by operating activities. While discretionary cash flow from continuing operations is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow from continuing operations is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow from continuing operations is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Net Income from Continuing Operations.

[2]
Amount for 2011 represents stand-by rig expense incurred prior to receiving permits to resume drilling activities, which were suspended under the Federal Deepwater Moratorium, in the deepwater Gulf of Mexico.

[3]	Includes $73 million representing our initial investment in CONE Gathering LLC for year-ended 2011.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
(Gain) Loss on Commodity Derivative Instruments
Crude Oil
Realized	$15	$8	$83	$44
Unrealized	(24)	173	(120)	5
Total Crude Oil	(9)	181	(37)	49
Natural Gas
Realized	(9)	(33)	(49)	(108)
Unrealized	(12)	(11)	11	17
Total Natural Gas	(21)	(44)	(38)	(91)
Total (Gain) Loss on Commodity Derivative Instruments	$(30)	$137	$(75)	$(42)

Schedule 7
Noble Energy, Inc.
Discontinued Operations
(in millions, except volume amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Summary Statement of Discontinued Operations:
Oil and gas revenues	$14	$86	$208	$357
Production expense	5	15	44	58
Exploration expense	26	—	29	2
Depreciation, depletion and amortization	—	25	33	87
General and administrative	1	—	3	2
Asset impairments	—	—	—	2
Other (income) expense, net	(3)	(6)	(2)	(9)
Income (Loss) Before Income Taxes	(15)	52	101	215
Current tax expense	16	31	80	175
Deferred tax expense (benefit)	(11)	3	(25)	(1)
Operating Income (Loss), Net of Tax	(20)	18	46	41
Gain (Loss) on Sale, Net of Tax	(6)	—	16	—
Income (Loss) From Discontinued Operations	$(26)	$18	$62	$41
Volume and Price Statistics:
Crude Oil and Condensate Sales Volumes (MBbl/d)	1	8	5	8
Crude Oil and Condensate Realized Prices ($/Bbl)	$109.56	$112.90	$112.94	$112.97
Natural Gas Sales Volumes (MMcf/d)	5	4	4	5
Natural Gas Realized Prices ($/Mcf)	$9.39	$9.09	$8.62	$8.11

Schedule 8
Noble Energy, Inc.
Supplemental Data
(in millions, unaudited)

2012 Costs Incurred in Oil and Gas Activities	United States	Int’l [1]	Total
Unproved property acquisition costs	68	28	96
Exploration costs	335	354	689
Development costs [2]	1,839	1,154	2,993
Total costs incurred	$2,242	$1,536	$3,778

Reconciliation to Capital Spending (accrual basis)
Total costs incurred			$3,778
Exploration overhead			(110)
Lease rentals			(7)
Asset retirement obligations			(145)
Total oil and gas spending			3,516
CONE LLC investment			41
Other capital			69
Total capital spending (accrual basis)			$3,626

Proved Reserves [3]	United States	Int’l [4]	Total
Total Barrel Oil Equivalents (MMBoe)
Beginning reserves - December 31, 2011	573	636	1,209
Revisions of previous estimates	(101)	4	(97)
Extensions, discoveries and other additions	206	12	218
Purchase of minerals in place	—	—	—
Sale of minerals in place	(52)	(5)	(57)
Production	(51)	(38)	(89)
Ending reserves - December 31, 2012	575	609	1,184
Proved Developed Reserves (MMBoe)
December 31, 2011	333	171	504
December 31, 2012	303	158	461

[1]	International includes Cameroon, China, Cyprus, Equatorial Guinea, Falkland Islands, Israel, the North Sea, Senegal/Guinea-Bissau, Nicaragua, Sierra Leone and other new ventures.

[2]	Includes ARO costs of $73 million for United States and $72 million for Int'l.

[3]
Netherland, Sewell & Associates, Inc. performed a reserves audit for 2012 and concluded that the Company's estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

[4]	International includes China, Equatorial Guinea, Israel, and the North Sea.